Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3/A of our report dated March 24, 2025, relating to the financial statements of Oklo Inc. appearing in the Annual Report on Form 10-K of Oklo Inc. for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE

San Jose, California
November 13, 2025